Forterra Announces Third Quarter 2017 Results

•	Higher average selling prices on a sequential quarter basis in both the Drainage and Water segments

•	Sold the U.S. concrete and steel pressure pipe business for a loss of $31.6 million that contributed to the net loss of $11.5 million for the quarter

•	Adjusted EBITDA of $60.9 million, above the mid-point of the guidance range despite the impact of two major hurricanes

•	Ended the quarter with no outstanding balance on the Revolver

Irving, TX - GLOBE NEWSWIRE - November 8, 2017 - Forterra, Inc. (“Forterra” or the "Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter ended September 30, 2017.1

Third Quarter 2017 Results
Third quarter 2017 net sales increased to $444.3 million, compared to $441.1 million in the prior year quarter. Net loss for the quarter was $11.5 million, or a loss of $0.18 per share, compared to net income of $8.4 million, or $0.19 per share, in the prior year quarter. Adjusted EBITDA for the third quarter was $60.9 million, compared to $80.4 million in the prior year quarter. The estimated Adjusted EBITDA impact of Hurricanes Harvey and Irma was approximately $3.7 million including a $3.0 million impact to Drainage Pipe & Products ("Drainage") and $0.7 million impact to Water Pipe & Products ("Water").

Drainage net sales increased to $248.2 million, compared to $215.5 million in the prior year quarter, due primarily to $28.4 million of net sales from acquisitions. Net sales excluding the acquisitions grew year over year with organic growth in shipments partially offset by the negative impact of Hurricanes Irma and Harvey. Drainage gross profit was $51.8 million compared to $52.7 million in the prior year quarter, primarily due to higher labor, freight and raw materials costs, that were not fully offset by an increase in selling prices. Third quarter 2017 Drainage EBITDA and Adjusted EBITDA were $47.3 million and $48.1

1 A reconciliation of non-GAAP financial measures to comparable GAAP financial measures is provided in the Reconciliation of Non-GAAP Measures section of this press release.

million, respectively, compared to $51.5 million and $51.8 million, respectively, in the prior year quarter.

Water net sales decreased to $196.0 million, compared to $225.6 million in the prior year quarter, despite higher selling prices of ductile iron pipe products. The sale of the U.S. concrete and steel pressure pipe business effective July 31, 2017 reduced net sales by $8.9 million. The balance of the net sales decline was due to lower net sales of concrete pressure pipe products in Canada and the impact of lower net sales of ductile iron pipe. The decline in net sales of Canada pressure pipe products was due to the completion of a large project in 2016. The decline in ductile iron pipe sales was due to the impact of Hurricane Irma and lower demand for infrastructure projects.

Water gross profit in the third quarter was $30.9 million compared to $49.4 million in the prior year quarter. Third quarter 2017 Water EBITDA and Adjusted EBITDA decreased to $(4.1) million and $28.4 million, respectively, compared to $43.6 million and $43.3 million, respectively, in the prior year quarter. The declines in gross profit, EBITDA and Adjusted EBITDA were due to the impact of lower profitability from both ductile iron pipe sales and concrete and steel pressure pipe sales.

The ductile iron pipe portion of the Water segment was impacted by higher scrap costs that were not fully offset by an increase in selling prices of products sold. In Canada, the decline in Water EBITDA and Adjusted EBITDA was primarily due to lower net sales of concrete pressure pipe products as a result of a large project that was completed in 2016.

Summary of Results for the Divested U.S. Concrete and Steel Pressure Pipe Business

($ in millions)	Three Months Ended September 30,
	2017	2016
	(unaudited)	(unaudited)
Net Sales	$10.8	$19.7
EBITDA	(33.9)	(6.1)
Adjusted EBITDA	$(2.4)	$(3.1)

Consolidated SG&A costs were lower in the third quarter of 2017 as compared to the prior year quarter due primarily to lower consulting and professional fees during the quarter.

CEO Commentary
Forterra CEO Jeff Bradley commented, “Our results this quarter demonstrate our ability to successfully execute on multiple objectives on a sequential quarter basis, including higher selling prices, lower costs, and improved earnings. Additionally, in spite of the impact of two major hurricanes, Adjusted EBITDA was above the mid-point of our guidance range. My expectation for continued improvement in our earnings is supported by ongoing initiatives, a solid backlog and favorable market conditions."

Balance Sheet and Liquidity
At September 30, 2017, the Company had cash of $41.1 million and outstanding debt on its senior term loan of $1.2 billion. As of September 30, 2017, there was no outstanding balance on the Company's $300 million Revolver following an $80 million net pay down during the quarter. The Company expects to continue to build its cash position through the end of 2017 reflecting the anticipated benefit of positive cash flow from working capital during the fourth quarter.

Financial Outlook
The Company expects that the net loss for the fourth quarter of 2017 will range from $16 million to $13 million and Adjusted EBITDA will range from $20 million to $25 million. The guidance range anticipates delivering an improved year over year Adjusted EBITDA margin variance in Q4 2017 as compared to the prior quarter. The guidance range also assumes a year over year decline in sales, including a $27 million decline in net sales associated with the divestiture of the U.S. concrete and steel pressure pipe business. The Company expects to see higher sequential quarter SG&A reflecting the continued use of professionals in support of its Sarbanes-Oxley implementation.

Conference Call and Webcast Information
Forterra will host a conference call to review third quarter 2017 results on November 8, 2017 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The dial-in number for the call is 574-990-1396 or toll free 844-498-0572. The participant passcode is 4668329. Please dial in at least five minutes prior to the call to register. The call may also be accessed via a webcast which, along with the supplemental presentation that will be referenced during the call, are available on the Investors section of the Company’s website at http://forterrabp.com. A replay of the conference call and archive of the webcast will be available for 30 days under the Investor section of the Company's website.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern

Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and stormwater management. Based in Irving, Texas, Forterra’s product breadth and significant scale help make it a one-stop shop for water related pipe and products, and a preferred supplier to a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$444,257	$441,132	$1,219,244	$1,009,851
Cost of goods sold	362,150	339,819	1,022,574	789,756
Gross profit	82,107	101,313	196,670	220,095
Selling, general & administrative expenses	(59,366)	(62,355)	(191,964)	(153,076)
Impairment and exit charges	(1,193)	(555)	(13,004)	(578)
Earnings from equity method investee	2,936	4,146	9,449	9,014
Other operating income, net	2,008	1,946	5,251	5,290
	(55,615)	(56,818)	(190,268)	(139,350)
Income from operations	26,492	44,495	6,402	80,745

Other income (expenses)
Interest expense	(15,582)	(31,756)	(46,202)	(73,885)
Other expense, net	(30,866)	(217)	(30,866)	(1,394)
Income (loss) from continuing operations before income taxes	(19,956)	12,522	(70,666)	5,466
Income tax benefit (expense)	8,454	(8,154)	25,448	28,586
Income (loss) from continuing operations	(11,502)	4,368	(45,218)	34,052

Discontinued operations, net of tax	—	4,000	—	7,069
Net income (loss)	$(11,502)	$8,368	$(45,218)	$41,121

Basic and Diluted earnings (loss) per share:
Continuing operations	$(0.18)	$0.10	$(0.71)	$0.75
Discontinued operations	$—	$0.09	$—	$0.16
Net income (loss)	$(0.18)	$0.19	$(0.71)	$0.91

Weighted average common shares outstanding:
Basic and Diluted	63,799	45,369	63,794	45,369

Condensed Consolidated Balance Sheets
(in thousands, except share data)

	September 30, 2017	December 31, 2016
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$41,131	$40,024
Receivables, net	266,676	201,481
Inventories	264,292	279,502
Prepaid expenses	5,596	6,417
Other current assets	22,430	5,179
Total current assets	600,125	532,603
Non-current assets
Property, plant and equipment, net	426,246	452,914
Goodwill	504,964	491,447
Intangible assets, net	243,603	281,598
Investment in equity method investee	55,685	55,236
Other long-term assets	15,992	10,988
Total assets	$1,846,615	$1,824,786
LIABILITIES AND EQUITY
Current liabilities
Trade payables	$133,899	$134,059
Accrued liabilities	79,320	82,165
Deferred revenue	8,892	20,797
Current portion of long-term debt	12,510	10,500
Total current liabilities	234,621	247,521
Non-current liabilities
Senior term loan	1,182,545	990,483
Revolving credit facility	—	95,064
Deferred tax liabilities	77,651	100,550
Deferred gain on sale-leaseback	76,469	78,215
Other long-term liabilities	27,991	23,253
Long-term TRA Payable	159,003	156,783
Total liabilities	1,758,280	1,691,869
Equity
Common stock, $0.001 par value, 64,294,793 and 63,924,124 shares issued and outstanding, respectively, and 190,000,000 shares authorized	18	18
Additional paid-in-capital	229,057	228,316
Accumulated other comprehensive loss	(5,130)	(5,025)
Retained deficit	(135,610)	(90,392)
Total shareholders' equity	88,335	132,917
Total liabilities and shareholders' equity	$1,846,615	$1,824,786

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine months ended
	September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES	(unaudited)	(unaudited)
Net Income (loss)	$(45,218)	$41,121
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation & amortization expense	87,463	71,049
Loss on business divestiture	31,606	—
Loss on disposal of property, plant and equipment	1,749	1,169
Amortization of debt discount and issuance costs	6,061	6,393
Impairment charges	10,551	—
Earnings from equity method investee	(9,449)	(9,014)
Distributions from equity method investee	9,000	7,800
Unrealized (gain) loss on derivative instruments, net	(2,035)	1,606
Provision (recoveries) for doubtful accounts	2,289	(1,235)
Deferred taxes	(16,321)	(51,846)
Deferred rent	1,941	—
Other non-cash items	1,690	45
Change in assets and liabilities:
Receivables, net	(84,974)	(61,591)
Inventories	(18,217)	18,370
Other assets	(15,522)	(7,973)
Accounts payable and accrued liabilities	2,668	7,854
Other assets & liabilities	(2,415)	7,124
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(39,133)	30,872

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(38,729)	(27,043)
Proceeds from business divestiture	23,200	—
Assets and liabilities acquired, business combinations, net	(35,380)	(872,471)
NET CASH USED IN INVESTING ACTIVITIES	(50,909)	(899,514)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale-leaseback	—	216,280
Deferred transaction costs on failed sale-leaseback	—	(6,492)
Payment of debt issuance costs	(2,498)	(10,638)
Payment of equity issuance costs	—	(6,669)
Payments on term loans	(8,880)	(2,191)
Proceeds from term loans, net	200,000	548,400
Proceeds from revolver	194,000	131,611
Payments on revolver	(293,000)	(55,173)
Proceeds from settlement of derivatives	—	6,546
Capital contribution from parent	—	402,127
Payments for return of contributed capital	—	(363,582)
Other financing activities	(232)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	89,390	860,219
Effect of exchange rate changes on cash	1,759	1,050
Net change in cash and cash equivalents	1,107	(7,373)
Cash and cash equivalents, beginning of period	40,024	43,590
Cash and cash equivalents, end of period	$41,131	$36,217

SUPPLEMENTAL DISCLOSURES:
Cash interest paid	40,968	51,476
Income taxes paid	27,590	—
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING DISCLOSURES:
Fair value changes of derivatives recorded in OCI, net of tax	(4,103)	(1,253)

Additional Statistics (unaudited)

Reconciliation of Non-GAAP Measures

In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present adjusted EBITDA and adjusted EBITDA margin. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate adjusted EBITDA as net income (loss) before (earnings)/loss from discontinued operations, interest expense, income tax benefit (expense), depreciation and amortization and before impairment and restructuring charges, (gains)/losses on the sale of property, plant and equipment and certain other non-recurring income and expenses, such as transaction costs, inventory step-up impacting margin, non-cash compensation expense and costs associated with disposed sites. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales.

Adjusted EBITDA and adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted EBITDA and adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use adjusted EBITDA and adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted EBITDA and adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted EBITDA and adjusted EBITDA margin have certain limitations. Adjusted EBITDA should not be considered as an alternative to consolidated net income, and in the case of our segment results, adjusted EBITDA should not be considered an alternative to EBITDA, which the chief operating decision maker reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, adjusted EBITDA margin should not be considered as an alternative to gross margin or any other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, adjusted EBITDA and adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the cash necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating adjusted EBITDA and adjusted EBITDA margin, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of adjusted EBITDA and adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using adjusted EBITDA and adjusted EBITDA margin as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

Reconciliation of net income (loss) to Adjusted EBITDA
(in thousands)

	Three months ended September 30,
	2017	2016
	(unaudited)	(unaudited)
Net income (loss)	$(11,502)	$8,368
Loss from discontinued operations, net	—	(4,000)
Interest expense	15,582	31,756
Depreciation and amortization	29,158	28,490
Income tax (benefit) expense	(8,454)	8,154
EBITDA[1]	24,784	72,768
(Gain) loss on sale of property, plant & equipment, net[2]	555	1,547
Impairment and exit charges[3]	1,193	555
Transaction costs[4]	1,553	8,139
Inventory step-up impacting margin[5]	394	—
Costs associated with disposed sites[6]	31,606	46
Non-cash compensation[7]	1,444	—
Other (gains) expenses[8]	(679)	(2,676)
Adjusted EBITDA[9]	$60,850	$80,379
Adjusted EBITDA margin[9]	13.7%	18.2%
Gross profit	82,107	101,313
Gross profit margin	18.5%	23.0%

	Nine months ended September 30,
	2017	2016
	(unaudited)	(unaudited)
Net income (loss)	$(45,218)	$41,121
Loss from discontinued operations, net	—	(7,069)
Interest expense	46,202	73,885
Depreciation and amortization	87,463	64,918
Income tax benefit	(25,448)	(28,586)
EBITDA[1]	62,999	144,269
(Gain) loss on sale of property, plant & equipment, net[2]	1,749	1,177
Impairment and exit charges[3]	13,004	578
Transaction costs[4]	6,291	19,228
Inventory step-up impacting margin[5]	2,151	12,515
Costs associated with disposed sites[6]	31,606	234
Non-cash compensation[7]	2,688	—
Other (gains) expenses[8]	(1,217)	(2,676)
Adjusted EBITDA[9]	$119,271	$175,325
Adjusted EBITDA margin[9]	9.8%	17.4%
Gross profit	196,670	220,095
Gross profit margin	16.1%	21.8%

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing facilities.

[3]	Impairment of goodwill and long-lived assets and other exit charges.

[4]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[5]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[6]
Loss on divestiture of U.S. concrete and steel pressure pipe business, and results of operations of our disposed roof tile business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted EBITDA presented herein.

[7]	Non-cash equity compensation expense.

[8]	Other (gains) losses, such as gain on insurance proceeds related to the destruction of property and adjustments to the estimated value of the TRA liability.

[9]
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See the discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures in the beginning of these schedules.

Reconciliation of segment EBITDA to segment Adjusted EBITDA
(in thousands)

Three months ended September 30, 2017	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$47,342	$(4,144)	$(18,414)	$24,784

(Gain) loss on sale of property, plant & equipment, net[2]	(75)	680	(50)	555
Impairment and exit charges[3]	—	354	839	1,193
Transaction costs[4]	—	—	1,553	1,553
Inventory step-up impacting margin[5]	394	—	—	394
Costs associated with disposed sites[6]	—	31,606	—	31,606
Non-cash compensation[7]	405	308	731	1,444
Other (gains) expenses[8]	—	(404)	(275)	(679)
Adjusted EBITDA[9]	$48,066	$28,400	$(15,616)	$60,850

Net sales	$248,231	$195,987	$39	$444,257
Gross Profit	$51,825	$30,920	$(638)	$82,107

Three months ended September 30, 2016	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$51,502	$43,634	$(22,368)	$72,768

(Gain) loss on sale of property, plant & equipment, net[2]	6	1,541	—	1,547
Impairment and exit charges[3]	245	304	6	555
Transaction costs[4]	—	466	7,673	8,139
Inventory step-up impacting margin[5]	—	—	—	—
Costs associated with disposed sites[6]	46	—	—	46
Other (gains) expenses[8]	—	(2,676)	—	(2,676)
Adjusted EBITDA[9]	$51,799	$43,269	$(14,689)	$80,379

Net sales	$215,486	$225,645	$1	$441,132
Gross Profit	$52,661	$49,394	$(742)	$101,313

Nine months ended September 30, 2017	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$98,832	$30,881	$(66,714)	$62,999

(Gain) loss on sale of property, plant & equipment, net[2]	(4)	1,753	—	1,749
Impairment and exit charges[3]	(14)	12,179	839	13,004
Transaction costs[4]		—	6,291	6,291
Inventory step-up impacting margin[5]	2,151	—	—	2,151
Costs associated with disposed sites[6]	—	31,606	—	31,606
Non-cash compensation[7]	454	345	1,889	2,688
Other (gains) expenses[8]	—	(942)	(275)	(1,217)
Adjusted EBITDA[9]	$101,419	$75,822	$(57,970)	$119,271

Net sales	$630,200	$588,999	$45	$1,219,244
Gross Profit	$112,323	$86,327	$(1,980)	$196,670

Nine months ended September 30, 2016	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$126,536	$80,251	$(62,518)	$144,269

(Gain) loss on sale of property, plant & equipment, net[2]	247	83	847	1,177
Impairment and exit charges[3]	245	327	6	578
Transaction costs[4]	—	535	18,693	19,228
Inventory step-up impacting margin[5]	1,878	10,637	—	12,515
Costs associated with disposed sites[6]	234	—	—	234
Other (gains) expenses[8]	—	(2,676)	—	(2,676)
Adjusted EBITDA[9]	$129,140	$89,157	$(42,972)	$175,325

Net sales	$552,035	$455,286	$2,530	$1,009,851
Gross Profit	$131,325	$90,611	$(1,841)	$220,095

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing facilities.

[3]	Impairment of goodwill and long-lived assets and other exit charges.

[4]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[5]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[6]
Loss on divestiture of U.S. concrete and steel pressure pipe business, and results of operations of our disposed roof tile business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted EBITDA presented herein.

[7]	Non-cash equity compensation expense.

[8]	Other (gains) losses, such as gain on insurance proceeds related to the destruction of property and adjustments to the estimated value of the TRA liability.

[9]
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See the discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures in the beginning of these schedules.

Reconciliation of Net Income to Adjusted EBITDA Guidance for Q4 2017
(in millions)

	Q4 2017 EBITDA Guidance
	Low	High
Net income	$(16)	$(13)
Interest expense	16	16
Income tax benefit	(10)	(8)
Depreciation and amortization	30	30
Adjusted EBITDA	$20	$25

Source: Forterra, Inc.

Company Contact Information:
Charles R. Brown, II
Executive Vice President and Chief Financial Officer
469-299-9113
IR@forterrabp.com